EXHIBIT 5

                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099

October 25, 2006

GateHouse Media, Inc.
350 Willowbrook Office Park
Fairport, New York 14450

Ladies and Gentlemen:

We have acted as counsel to GateHouse Media, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about October 25, 2006 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 2,000,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), issuable pursuant to the terms of the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the "Plan").

In connection with this opinion, we have examined, among other things, such Federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of all such documents, certificates, records and other instruments as we have deemed necessary or appropriate to enable us to render the opinion expressed below. As to factual matters, we have relied upon certificates and statements of officers of the Company and such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below and we have not undertaken any independent investigation to determine the existence of or absence of such factual matters. In such examination, we have assumed the accuracy of all documents and information furnished to us, the genuineness of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified, conformed or photostatic copies, as well as the genuineness of all signatures on all such documents.

Based on and subject to the foregoing, we hereby inform you that, in our opinion, the shares of Common Stock to be originally issued, when issued in accordance with the terms of the Plan for consideration in excess of $0.01 per share, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP